EXHIBIT 10.23

SUPPLY AND DISTRIBUTION AGREEMENT

1. PARTIES This Agreement is made between:

Siraeo Ltd having its principal address at 15 Yakinton St Ramat-Poleg 42207 Netanya, Israel (Hereinafter referred to as: "the Company”)

and

Samaritan Pharmaceuticals Ireland Inc. Limited , having its principal address at Daneswell Business Park, Monksland, Athlone, County Roscommon, Ireland (Hereinafter referred to as “the Distributor”)

2. PURPOSE

The purpose of this Agreement is to grant the Distributor the exclusive right to market, sell and distribute the Product within the Territory as defined in Exhibit A and in accordance with the terms and conditions expressed herein.

3. DEFINITIONS

In this Agreement, each time the following terms are used with initial capitals, their meanings shall be as specified hereunder.

- "Affiliated Companies" shall mean, in relation to a given company, any company which, directly or indirectly, controls, is controlled by or is under control with such company.

- "Batch" and "Lot" shall mean a defined quantity of the Product, which has been produced during a defined cycle of manufacture, and which is identified by a unique production number.

- “Contract Year” shall mean any period of 12 (twelve) consecutive calendar months following the Effective Date, as defined hereunder, or anniversary thereof.

     - “Distribution Record" shall mean the record sheet detailing every shipment of the Product made by the Distributor to any of its customers including, but not limited to, the customer's name, address, batch number, number of units and date of shipment.

- “Effective Date” shall mean the fist day of the month following the month during which the Distributor is granted the "Product License", hereinafter "PL", as hereunder defined.

- “Know How” shall mean any and all secret and confidential, technical, scientific, clinical, pharmacological and marketing information and data pending to the Products, developed and used by the Company and its Affiliated Companies and supplied to the Distributor under this Agreement and possible future additions.

- “Parties” shall mean the Company and the Distributor.

- “Party” shall mean either the Company or the Distributor.

- “PL” shall mean the Product License (or authorization under a physician prescription/named patient program) granted by the competent local medical authorities for allowing the sale and distribution of the Product in file Territory.

- “Price” shall mean the price of the Product as described in Exhibit B.

- “Product” shall mean “Infasurf” a pharmaceutical product containing Calfactant, for the specific medical indication: “prevention and treatment of Respiratory Distress Syndrome in newborns”.

- “Recall Operation” shall mean the operation for recalling the Product if it is suspected or known to be defective.

4. APPOINTMENTS

The Company hereby appoints the Distributor as its exclusive Distributor for the Product in the Territory (as defined in Exhibit A) and Distributor hereby accepts such appointment in accordance with the

5	.	PRODUCE PURCHASE AND SUPPLY COMMITMENTS

5.1	Distributor and Company agree to the purchase and supply of the following U.S. Dollar Purchase of Product over the initial term of this Agreement per the following
Performance Schedule, subject to the terms and conditions herein expressed.

6	.	PRODUCT REGISTRATION

6.1	The Company will provide a copy of the file provided to the US FDA, for registration purposes in the Territory. This file is to be held in the strictest confidence and is to be used only for rite purpose of registration in the Territory. Distributor will protect this information as it does its own most highly secret information.

6.2

The Distributor shall expeditiously take all necessary measures in order to obtain and maintain appropriate approvals from the local regulatory authorities, which shall include, but not be limited to an authorization to sell and distribute the Product within the Territory. All costs and expenses associated with obtaining regulatory approval and the necessary permitsto sell the Product in the Territory, including plant inspection if necessary, shall be borne by the Distributor.

6.3	If the PL has not been obtained within 2 years of the signing of this agreement, the Company will have the right to terminate this agreement. In the event of such termination no monies whatsoever paid by the Distributor to the Company under the terms of this agreement will be refundable.

6.4

If the Product has not been launched within 30 months of the signing of this agreement, the Company will have the right to terminate this agreement.

In the event of such termination no monies whatsoever paid by the Distributor to the Company under the terms of this agreement will be refundable.

		6.5	The Distributor must transfer $_________to the Company if the product has not obtained a valid PL, in within 24 months of the date of signing this agreement.
6.6	The Distributor must transfer $_________ to the Company if the product has not beenlaunched (where launchisdefined as"placed onthe marketsuchthatitisable to be freely purchased by any person authorized to purchase medicines") in within 24 months of the date of signing this agreement.

		6.7	The Distributor must transfer $_________to the Company 12 months of the date of launch of the product.

		6.8	The Distributor must transfer an additional $_________to the Company within 24 months of the date of launch of the product.
		6.9	The Distributor must transfer an additional $_________to the Company within 36 months of the date of launch of the product.
6.10	All PL shall be maintained in force by the Distributor. If the PL expires due to failure to renew or to cause attributable to Distributor, the Company shall have the right to terminate the Agreement. In the event of such termination no monies paid under the terms of this agreement will be refundable.

6.11	If the product is eligible for Orphan drug protection, or data exclusivity, or marketing exclusivity or similar protection in the Territory, the Distributor will at its own expense diligently apply for and maintain those rights in the name of the Company. If this is not possible under local law, then the Distributor will be nominated as the holder of these rights in the Territory. If the contract is terminated for any reason whatsoever, the Distributor undertakes at its own expense to transfer those rights to the Company.

6.12

The Distributor shall pay all regulatory and governmental registration fees, all the registration maintenance fees and all other fees required for the sale of the Product as promulgated by any local, regional or national governmental authority.

6.13

The Distributor will send the Company two (2) copies of all registration certificates and related documentation, including governmental reimbursement approval, and any other data or documentation from the responsible authorities forthwith upon their issuance, together with an English translation. The distributor specifically agrees to provide the Company with English language copies of all correspondence with the registration authorities as well as any and all government agencies.

6.14

Each party shall furnish the other with information on any observed unexpected side effects, injury, toxicity or sensitivity reaction associated with the clinical use, studies, investigations or tests of the Product in accordance with Exhibit D, which contains a sub-agreement.

6.15

Distributor will register the Product in the Territory at its own cost and will be named as the owner of the PL. Immediately following termination of the Agreement for any cause the Distributor shall, at its own expense, transfer all LP/Marketing and reimbursement approvals to the name of Company or any body named by Company. For the purposes of the removal of doubt, neither ONY Inc. nor Company will be responsible for any costs associated with Product registration or the transfer of the PL, except as outline in paragraph 6.16 below.

6.16

C o m p a n y will pay up to $________in each Territory to defray actual registration fees incurred by Samaritan in transferring the PL to Company (or body designated by Company). This payment will be made within 30 days of Company receiving from Samaritan certified copies of the amended PL in the name of the Company (or designated body).

7.	COMPETITION, REPORTS, FORECASTS, INFORMATION AND INVENTORY
7.1	Obligation Not to Compete

The Company shall refrain front selling the Product in the Territory and shall not grant nor appoint any other person or entity as Distributor of the Product in the Territory as long as this agreement is in farce and has not been terminated.

The Distributor shall not manufacture, sell or distribute any other producers far the same indications as Infasurf in the assigned Territory during the term of this agreement and for a period of two years following its expiry or termination for any reason.

Sub-Distributors maybe appointed with the written consent of Siraeo.

The Distributor hereby warrants that it shall not, either directly or through any third party, seek customers for the Product outside the Territory, sell and/or export the Product outside the Territory, or establish any branch or maintain any distribution depot outside the Territory without the express written agreement of the Company. Oral permission will not suffice.

7.2	Reports and Agreements

The Distributor agrees to furnish the company within 30 (thirty) days after each calendar quarter, with a true and accurate report on all sales of the Product in the Territory, as specified herein. The Distributor agrees to also furnish the Company with copies of all agreements, brochures, pamphlets and documents which may relate to the Product, including those developed, produced or used by the Distributor in connection with the sale of the Product.

At any time upon reasonable request of the Company, Distributor agrees to provide the Company with information, including but not limited to, selling prices, market trends, competitive environment and competitor’s prices, technical or commercial information useful for the adaptation of the Product to market requirements. Distributor agrees to send to the Company a quarterly report on market developments in the Territory and Distributor’s sales progress relating to the Product.

At any time and upon reasonable request of the Company, Distributor shall permit the Company's representative(s) to accompany Distributor's representative(s) on visits made to customers in order to have the Company better acquainted with the specificity of the market for the Product in the Territory. The Company agrees to send a letter of notice of at least 30 calendar days prior to the visits.

At any time upon reasonable request of The Company, Distributor Shall grant representatives of The Company and/or ONY Inc. reasonable access to areas of their facilities in which Product is or is to be packaged, tested, labeled or stored during the times of such operations for the purpose of confirming the compliance of such operations with Good Manufacturing Practice or the storage instructions accompanying this product.

7.3	Forecasts

Following PL approval, the Distributor shall submit to the Company each calendar quarter during each calendar year a rolling forecast for the following 4 (four) quarters showing the planned purchase quantities of the Product. The Distributor shall place its firm orders for the Product for the following quarter with the rolling forecast. Before approval by the Company, the Distributor shall submit each month a rolling forecast for the following twelve months connected with firm orders for the Product for the following quarter.

7.4	Information

The Company shall provide the Distributor with all presently available data, information and documents necessary for the execution of this Agreement, including technical documents and advertising material. The Company will provide suitable expert lecturers to assist with the product launch. The Distributor will be responsible for the cost of the abovementioned lectures including travel, board and any honoraria payable.

7.5	Inventory

The Distributor shall buy and maintain, at his own cost, an inventory of the Product equaling no less than the amount forecast for the following quarter. The Distributor must undertake to keep the Product in good condition and in particular must maintain the product under the storage conditions laid down in Annex C during storage and transport. All necessary precautions must be taken to prevent the deterioration of the Product. Any deterioration due to transport or storage deficiencies will void the product warranty. All liability including product liability in such cases (in which an unbroken storage record showing compliance with the storage instructions cannot be produced) will be the sole responsibility of the Distributor. Similarly, is such cases all expenses involved with the necessity of recalling product, including (but not limited to) such steps as destroying product and purchasing replacement product will be the sole responsibility of the Distributor.

8.	THE DISTRIBUTOR

	8.1	Independency
	8.1.1	For Its Own Account

The Distributor shall buy and sell the Product in its own name and for its own account and act in all respects as an independent contractor. The Distributor shall organize the distribution of the Product in such manner as to most effectively promote the sale of the Product and maintain a level of product support necessary for the proper selling, marketing and distribution of the Product.

	8.1.2	Independent Contractor

The Agreement does not designate the Distributor to be the agent, partner or legal representative of the Company for any purpose whatsoever, and the business conducted by the Distributor pursuant to this Agreement with third parties shall be wholly at the Distributor's own risk and account as an independent contractor.

The Distributor is not granted any right or authority to assume or create any obligation or responsibility, express or implied on behalf of or to the name of the Company or to bind the Company in any manner whatsoever.

8.2 Unfair Competition and Infringement of Rights

The Distributor shall immediately inform the Company of all acts of unfair competition and of all infringement of patents, trade mark, trade names, or similar rights of the Company which have come to its attention to the extent that the rights of the Company have been violated If requested by the Company, the Distributor shall assist the Company at the Company's expense in any action or litigation involving each acts or infringements.

9.	CONDITIONS OF SALE
	9.1.1	Purchase Orders

The Distributor shall send all orders for the Product to be purchased under this Agreement to the Company. Attempts should be made to place the order within a period of three (3) months from the intended date of delivery. Written Orders presented by the Distributor shall bind the Distributor after confirmation of acceptance thereof by the Company.

	9.2	Price Guidelines
	9.2.1	Price and Conditions

The Distributor shall purchase the Product at prices and on conditions set forth by the Company from time to time in Exhibit B. Notwithstanding the above, any price increase will be mutually discussed in good faith by the parties, and Exhibit B shall be deemed as amended accordingly. In the case of an increase in cost of raw material, the Company and Distributor agree to negotiate in good faith increases in the Price.

9.2.2 Payment Terms
The Distributor shall pay the Company for the Product supplied according to payment terms set forth in Exhibit B.
9 . 3 Advertising and Promotion
9.3.1 Best Efforts
The Distributor shall use its best efforts and diligence in promoting and initiating effectively the sales of the Product throughout the whole of its Territory.
9.3.2 Advertising and Promotional Activities

The Distributor shall ensure the advertising and the promotion of the Product and the participation in relevant conventions, trade shows and exhibitions held in the Territory. The costs of advertising and promotion are to be borne by the Distributor.

9 . 3 . 3 Conformity with Applicable Laws

The Distributor shall be responsible for any advertising and promotional material for the Product and for their conformity with applicable laws and regulations, as well as with the Company's branding guidelines as may be prepared from time to time. The Distributor agrees not to use any material that violates any law or good ethical practice as embodied in the ABPI Code of Practice for the Pharmaceutical industry.

9.3.4 Distributors shall be responsible for delivering copy to the Company of any text in the local language that may be required under law, rule or regulation.

Distributor undertakes to cooperate with the Company in preventing all breaches of patents trademarks know how or other Intellectual Property rights relating to the products upon the terms of the subsequent paragraph and in any event to prevent said breaches using its best efforts.

In the case of possible breaches of patents trademarks know how or other Intellectual Property rights relating to the product on the part of third patties, Distributor undertakes to cooperate with the Company and with the Company's attorneys in order to allow the correct carrying out of legal actions.

Costs and expenses for legal actions or proceedings shall be borne by the Company, which, however, will not be obliged to act.

In the event the Company decides not to act, the Distributor may, after having received the permission of the Company, bring a legal action against a third-party infringer. In this case Distributor will be liable for all costs and expenses.

Distributor shall not institute or bring legal actions or proceedings against such infringers without prior written authorization from the Company. If requested by Distributor, the Company shall assist Distributor, at Distributor’s request in any action or litigation involving such acts or infringements.

10.  ASSIGNMENT

The Company shall have the right to assign this agreement. The Distributor may not assign this Agreement, without the prior consent of the Company.

Each Party reserves the right to terminate this Agreement if the control of the other Party passes over to another Party, other than the Party controlling it at the time of signature of this present Agreement.

11.  FORCE MAJEURE

If due performance of this Agreement by either party is affected in whole or in part by reason of any event, omission, accident, general shortage of commodities, legal circumstances or other matters beyond the reasonable control of such party, it shall give prompt notice thereof to the other party and shall be under no liability for any loss, damage, injury or expense suffered by the other party for this reason. Both parties shall use all reasonable effects to avoid or overcome the causes affecting performance and the party whose performance is affected by such force majeure shall fulfill all outstanding obligations as soon as possible.

12.  WARRANTIES AND LIABILITIES

12.1  The Company warrants to the Distributor that the product delivered hereunder shall comply with the specifications set for the in the PL and consistent with Exhibit C.

a) If the parties agree that a certain lot of the product supplied hereunder fails to meet said specification or is otherwise defective or such lot is recognized as defective by an independent laboratory as provided for hereafter in this section, and unless otherwise agreed upon, the Distr ib utor shall send such lot back to the company and the Company shall replace it at its own expense, with a new lot of the product conforming with said specifications. The Company shall also be held responsible for any liability that defective merchandise may cost, if and when it is proven that the liability has been derived from manufacturing defect and not from handling and storage conditions by the distributor or third parties.

b) If the parties fail to agree that a certain lot of the product supplied hereunder meets said specification, a Party may request an expert appraisal by an independent laboratory, not associated with any of the parties hereto, to determine whether the product complies with said specification. Should the other Party disagree with the choice of laboratory, the first Party has the right to request that the laboratory is appointed by the International Chamber of Commerce. The Report of the laboratory shall be conclusive and binding on the Parties. All expenses related to such appraisal shall be borne by the party, whose opinion of which has been found not to be correct. No other warranties, expressed or implied, including, without limitation, merchantability or fitness for a particular purpose, or made or will be deemed to have been made by the company regarding the products, except to the extent expressly expressed herein. Neither the distributor, nor any of its employees, agents or representatives is authorized to give any warranties or make any representation on behalf of the company. In no event shall the company be held liable for any lost profits or any other incidental or consequential damages in connection with any claims arising out of or related to any products supplied by the company to the distributor.

12.1.1

The Distributor shall indemnify and hold the company harmless from and against any and all liability, damage, loss, cost or expense arising out of or resulting from any claims made or suits brought against the company or the distributor, which arise out of or result from the distributor's negligent act or omission in the marketing, selling, transport, storage or distribution of the product.

12.1.2

The Distributor has, and shall at all times during the term of this agreement and for a period of two years thereafter, shall have full insurance coverage with reputable and sound insurance, covering all and any risk, including (without limitation) any liabilities to third parties and the public (including without limitation product liability). The Company will have the right to review the insurance policies in order to make sure that Distributor' s insurance coverage is sufficient.

12.1.3	Compliance with applicable laws

The distributor agrees that it will, on its own, comply with all laws, statutes and ordinances in the territory relating to the import and selling of the product and agrees to indemnify and hold the company harmless in the event that any claim is made against it by reason of the distributor failure to so comply. In particular, the distributor agrees to comply with all safety laws and regulations relating to the product.

12.2 Taxes

The distributor shall pay all excise or sales taxes that may be required to be paid by the company or the distributor by any statute, ordinance or regulation of any taxation authority. In the event that the company is required to or does pay any of such taxes, the distributor, upon being informed of such payment, shall at once repay the amount thereof to the company.

13.	DURATION AND TERMINATION
13.1 Duration

This Agreement shall have immediate force and effect and shall remain in effect until the completion of a ten (10) year period, and shall continue thereafter for an additional three (3) year term and continue thereafter for two automatic three (3) year terms unless and until terminated by either party giving to the other six (6) months notice in writing prior to the end of the Initial Term or any Subsequent Term.

13.2	Termination
13.2.1	Failure to Fulfill Obligations or to Obtain or Maintain PL

This Agreement may be terminated with three (3) months written notice forthwith by either party if the other party fails to fulfill any of its obligations under this Agreement including the attached minimum volume of sales and such default is not remedied within thirty (30) days of the date on which a written notice thereof has been dispatched to the defaulting party or if the Distributor fails to obtain or maintain the PL as set forth in Article 6. Product Registration.

13.2.2 Termination for Bankruptcy or Insolvency

This Agreement may be terminated immediately in the event that either party is declared insolvent, is adjudged bankrupt or files a petition for bankruptcy or reorganization under any bankruptcy law, is expropriated or sequestrated or submits or has to submit to any other administrative or judicial measures of control.

Insolvency is defined to mean the inability to pay debts, as they become due and the excess of liabilities over assets.

13.2.3 Termination for Loss of License to Sell Product

The Company shall have a right to terminate this Agreement with immediate effectshould the Company's license to sell the Product be withdrawn.

13.3 Effect of Termination

On the termination of this agreement, the Distributor shall return, without delay, all registration and permission documents to the Company together with all formulas, manufacturing procedures andother confidential documentation which the Distributor has obtained from the Company. The Distributor agrees that it shall not make any further use of this documentation. The Company shall have the option to repurchase any paid unsold Product at prices paid by the Distributor to the Company.

13.4 Notice of Termination

Notice of termination shall be in writing and shall be deemed given: (i) upon personal delivery to the appropriate address, (ii) upon delivery to the appropriate address if sent by certified or registered mail, (iii) one business day after the date of deposit with an express mail overnightcourier,or(iv)ifbyfacsimile, upon the transmittal of same with printed confirmation of receipt.

13.5 Exclusive and Non-Exclusive Distribution Rights

In the event Distributor fails to achieve seventy percent (70%) of thesalesfigures set forth under “Performance Schedule” in paragraph 5.1, then the exclusive distribution rights as set forth herein may be cancelled by the company, and shall notify the Distributor with a written notice of no less than three (3) months prior to the cancellation date.

13.6 Termination Compensation

Neither party hereto shall be liable to the other for any termination compensation whether based on goodwill, loss of income or otherwise.

14. FINAL PROVISIONS

14.1 Language

The English test of this Agreement shall prevail.

14.2 Arbitration

Any dispute in connection with this agreement shall be definitely and incontestably solved by the arbitration and conciliation statute according to the rules of the International Chamber of Commerce in Paris by three arbitrators who will be designated according to this statute. The arbitration seat will be in Ireland for the Distributor and Israel for the Company. The arbitration language will be English and the law of the defending party, Ireland for the Distributor and Israel for the Company will be applicable to the merits of the disputes.

14.3 Modifications

All modifications and amendments to this Agreement shall be in writing and signed by the Parties. 12.4 Notices and Communications All notices in connection with this Agreement shall be in writing and be in the English language, as shall all other written communications and correspondence, and may be given by personal delivery, prepaid registered airmail letters facsimile, or telegram addressed to the Party required or entitled to receive the same at its address or facsimile number set out below, or to such other address or facsimile number as such Party shall have designated by like notice to the other Party. Notice of termination of this Agreement if given by facsimile or telegram shall be confirmed by prepaid registered airmail letter dated and posted within 24 hours. The effective date of any notice if served by personal delivery, facsimile or telegram shall be deemed the first business day in the city of destination following the dispatch and if given by prepaid registered airmail only, it shall be deemed served seven days after the date of posting.

14.4 Exhibits

All Exhibits attached hereto shall be made a part of this Agreement.

14.5 No Waiver

The omission by either party to exercise any right hereunder shall not constitute a waiver thereof and shall not prevent the subsequent enforcement of that right and shall not be deemed to be a waiver of any subsequent right.

14.6 Survival of Provisions

The provisions of this Agreement shall survive its termination for so long as may be necessary to give efficacy thereto.

14.7 Entire Agreement

This Agreement, which includes the Exhibits attached hereto, contains the entire understanding and supersedes all prior agreements of the parties with respect to the transactions contemplated hereby anal it supersedes any previous agreement. There are no agreements, promises, warranties, covenants or understandings other than those expressly set forth herein.

14.8 Invalidity

Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and year indicated below.

COMPANY	DISTRIBUTOR
SIRAEO, LTD.	SAMARITAN PHARMACEUTICALS, SA